Exhibit 5.2

[LETTERHEAD OF O’MELVENY & MYERS LLP]

November 17, 2008

Electronic Arts Inc.

209 Redwood Shores Parkway

Redwood City, CA 94065

Ladies and Gentlemen:

We have acted as special New York counsel for Electronic Arts Inc., a Delaware company (the “Company”), in connection with the automatic shelf registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on or about the date hereof pursuant to the Securities Act of 1933 (the “Securities Act”) in connection with the offer and sale from time to time of (i) unsecured debt securities (“Debt Securities”); (ii) warrants of the Company (“Warrants”) to purchase Debt Securities, which may be issued pursuant to one or more warrant agreements (each, a “Warrant Agreement”) between the Company and one or more banks or trust companies, as warrant agent (each, a “Warrant Agent”); and (iii) units (“Units”) consisting of Common Stock, Debt Securities or Warrants, or any combination of the foregoing, which may be issued pursuant to one or more unit agreements (each, a “Unit Agreement”) among the Company, one or more banks or trust companies, as unit agent (each, “Unit Agent”), and the holders from time to time of the Units. The Debt Securities are to be issued pursuant to an indenture, substantially in the form included as exhibit 4.2 to the Registration Statement, as such indenture may be supplemented from time to time (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that:

1.	When (i) the Indenture to be entered into in connection with the issuance of a particular series of Debt Securities has been duly authorized, executed and delivered by the Trustee and the Company, (ii) the specific terms of any particular series of Debt Securities have been duly authorized and established in accordance with the Indenture and applicable law, and (iii) the particular series of Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and any applicable underwriting or other agreement against payment therefor, such series of Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

2.	When (i) the Warrant Agreement to be entered into in connection with the issuance of any particular Warrants has been duly authorized, executed and delivered by the applicable Warrant Agent and the Company, (ii) the specific terms of such Warrants have been duly authorized and established in accordance with such Warrant Agreement, (iii) the issuance of any Debt Securities underlying such Warrant Agreements have been authorized in the manner contemplated by paragraph 1 above, and (iv) such Warrants have been duly authorized, executed, issued and delivered in accordance with such Warrant Agreement and the applicable underwriting or other agreement against payment therefor, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

3.	When (i) the Unit Agreement to be entered into in connection with the issuance of any particular Units has been duly authorized, executed and delivered by the applicable Unit Agent and the Company, (ii) the specific terms of such Units have been duly authorized and established in accordance with such Unit Agreement, (iii) the issuance of any Debt Securities underlying such Unit Agreements have been authorized in the manner contemplated by paragraph 1 above, and (iv) such Units have been duly authorized, executed, issued and delivered in accordance with such Unit Agreement and the applicable underwriting or other agreement against payment therefor, such Units will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (regardless of whether considered in a proceeding at law or in equity).

In connection with the opinion expressed above, we have assumed that, at or prior to, the time of the delivery of any Debt Securities, Warrants or Units, (i) the appropriate corporate action has been taken by the Company to duly establish the terms of the Debt Securities, Warrants or Units and duly authorize the issuance and sale of the Debt Securities, Warrants or Units and such authorization has not been modified or rescinded; (ii) the Registration Statement is effective and such effectiveness has not been terminated or rescinded; (iii) there shall not have occurred any change in law affecting the validity and enforceability of the Debt Securities, Warrants or Units, (iv) the Indenture is now, and at the time of execution, authentication, issuance and delivery of any Debt Securities will be, the valid and legally binding obligation of the Trustee, (v) at the time of the execution, issuance and delivery of any Warrant, the applicable Warrant Agreement will be the valid and legally binding obligation of the agent named therein, and (vi) at the time of the execution, issuance and delivery of any Unit, the applicable Unit Agreement will be the valid and legally binding obligation of the agent named therein.

We are Members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and to the federal law of the United States, all as presently in effect. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ O’Melveny & Myers LLP